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                        SUBORDINATED NOTE INTEREST RATES

                             EFFECTIVE APRIL 4, 1999

         THESE INTEREST RATES ARE SUBJECT TO CHANGE FROM TIME TO TIME.

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     PORTFOLIO AMOUNT (1)      $1,000 - $24,999          $25,000 - $49,999           $50,000 - $99,999           OVER $100,000
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                             INTEREST     ANNUAL        INTEREST     ANNUAL        INTEREST     ANNUAL       INTEREST      ANNUAL
          NOTE                RATE %      YIELD %        RATE %      YIELD %        RATE %      YIELD %        RATE %      YIELD %
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
    90-DAY EXTENDIBLE (2)      8.01         8.25          8.26         8.52          8.51         8.79           8.76        9.05
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   180-DAY EXTENDIBLE (2)      8.76         8.95          9.01         9.21          9.26         9.47           9.51        9.74
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   365-DAY EXTENDIBLE (3)      9.50         9.50          9.75         9.75         10.00        10.00          10.25       10.25
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  ONE YEAR FIXED-TERM (3)      9.50         9.50          9.75         9.75         10.00        10.00          10.25       10.25
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  TWO YEAR FIXED-TERM (4)      9.88        10.25         10.13        10.52         10.38        10.79          10.63       11.06
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THREE YEAR FIXED-TERM (4)     10.25        10.65         10.50        10.92         10.75        11.19          11.00       11.46
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 FOUR YEAR FIXED-TERM (4)     10.57        11.00         10.82        11.27         11.07        11.54          11.32       11.81
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 FIVE YEAR FIXED-TERM (4)     11.13        11.60         11.38        11.87         11.63        12.15          11.88       12.42
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  TEN YEAR FIXED-TERM (4)     11.68        12.20         11.93        12.47         12.18        12.75          12.43       13.02
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(1) The applicable interest rate is determined at the time a Note is purchased by aggregating the principal amounts of all Notes currently owned by the investor and the investor's immediate family members. Immediate family members are considered to be parents, children, siblings, grandparents and grandchildren. Members of sibling families are also considered immediate family members if both siblings are investors.

(2) Earns simple interest. The Annual Yield calculation assumes that the term of the Note is extended sequentially for an entire year, that the interest earned during each term is included in the principal amount for the next term and that the listed interest rate is the interest rate for each term.

(3) Earns simple interest, which results in the Interest Rate and the Annual Yield being equal during the initial term.

(4) Interest compounds quarterly. The Annual Yield calculation assumes that accrued interest is paid annually.

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